EXHIBIT 99.1

American River Bankshares Reports a 74% Increase in Earnings Per Share

Sacramento, CA, April 17, 2014 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.0 million, or $0.12 per diluted share for the first quarter of 2014 compared to $622,000, or $0.07 per diluted share for the first quarter of 2013.

“First quarter results displayed the steady and consistent progress the American River Bank team has been making in all aspects of our business,” said David Taber, President and CEO of American River Bankshares. “Increases in core deposits and loans contributed to the positive trend in our net interest margin.” Taber continued, “In addition, our successful stock repurchase program and stable expense management resulted in a 74% increase in EPS.”

Financial Highlights

●	Nonperforming assets (“NPAs”) declined to $9.4 million, or 1.56% of total assets at March 31, 2014, compared to $9.5 million, or 1.60% of total assets at December 31, 2013, and $13.8 million, or 2.34% of total assets a year ago. Other real estate owned (“OREO”) remained flat at $6.6 million at March 31, 2014, compared to $6.6 million at December 31, 2013, and declined 25.8% compared to $8.9 million one year ago.

●	The allowance for loan and lease losses was $5.4 million (2.06% of total loans and leases) at March 31, 2014, compared to $5.3 million (2.08% of total loans and leases) at December 31, 2013 and $5.9 million (2.35% of total loans and leases) one year ago. The allowance for loan and lease losses to nonperforming loans and leases increased to 285.3% at March 31, 2014, from 270.1% at December 31, 2013 and 122.7% one year ago.

●	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At March 31, 2014, American River Bank’s Leverage ratio was 11.7% compared to 11.9% at December 31, 2013 and 12.7% one year ago; the Tier 1 Risk Based Capital ratio was 21.2% compared to 22.0% at December 31, 2013 and 24.1% one year ago; and the Total Risk Based Capital ratio was 22.5% compared to 23.3% at December 31, 2013 and 25.4% one year ago.

●	The first quarter 2014 net interest margin was 3.60%, up from 3.44% for the fourth quarter of 2013 and 3.53% for the first quarter of 2013. Net interest income increased for the third consecutive quarter; increasing from $4.2 million in the first quarter of 2013 to $4.7 million in the first quarter of 2014.

●	Shareholders’ equity was $85.9 million at March 31, 2014 compared to $87.0 million at December 31, 2013 and $92.7 million at March 31, 2013. Tangible book value grew 2% from $8.33 per share at December 31, 2013 and 2% from $8.39 per share at March 31, 2013 to $8.53 per share at March 31, 2014. Book value per share increased 3% from $10.25 per share at December 31, 2013 and 3% from $10.18 per share from a year ago to $10.53 per share at March 31, 2014.

Northern California Economic Update

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the past six to eight rolling quarters within the three primary markets in which the Company does business – Sacramento, Sonoma and Amador Counties. Sources of economic and industry information include: Voit Real Estate Services market reports, Keegan & Coppin Company, Inc., Trulia Real Estate Search, ycharts/housing, the State of California Economic Development Department, CBRE, Pacific Union and Sacramento Association of Realtors. In general, previous reports noted that economic indicators in these markets began trending upwards near the end of 2011, had mixed results through 2012 but ending 2012 on a positive note, and results for 2013 were positive. The first quarter of 2014 did not show the same positive trends in all areas. Activity in the residential market, positive throughout 2012 and 2013, shows slower sales. The positive trends in commercial real estate from fourth quarter of 2012 to the end of 2013 continued into 2014. After year-over year improvement, unemployment in the first quarter of 2014 increased in California and all three of our markets. This was driven primarily by increases in the labor force since, in California and our markets, the number of jobs increased.

4

Commercial Real Estate. In Sacramento County, based on the latest available data, office vacancies at the end of December 2013 were 15.2%, a decrease from 16.2% at year end 2012; retail vacancies dropped though the year but ended 2013 at 9.4%, equal to year-end 2012; and industrial vacancy is 11.5%, down from 11.9% at year-end 2012. Vacancy trends for all three property types are generally positive. In the first quarter of 2014, Sonoma County commercial real estate vacancies changed little from the end of 2013; office property vacancies dropped from 20.2% to 20.1%, retail vacancies dropped from 4.7% to 4.5% and industrial vacancies increased from 10.0% to 10.1%; all three are lower than year-and 2012. In both Counties, absorption of commercial real estate continues to be positive. In Sacramento County, as of the end of 2013, office, retail and industrial properties have had positive absorption in each of the past six quarters. In Sonoma County through the first quarter of 2014, office and industrial absorption has been a positive in each of the past seven quarters; retail absorption is not measured but with a 3.8% vacancy rate, the retail market remains strong in the County. In Sacramento County, commercial lease rates have shown little change in the last two years; office rates have been in the $1.74/SF to $1.76/SF range for eight consecutive quarters, retail has ranged from $1.34/SF to $1.39/SF over the same period, and industrial has ranged from $0.35/SF to $0.37/SF. Data for Sonoma County is not as positive; office leases have ranged from a low of $1.31/SF to the current rate of $1.44/SF (adjusted for a triple net basis), and retail leases are down from $1.62/SF to $1.51, and industrial rates, after dropping in the first quarter of 2013, increased to $0.77/SF at the end of June with no change at the end of September and a drop to $0.70.SF at year end 2013. Another value indicator is the capitalization rate (“CAP”) for closed sales; generally a lower CAP results in a higher sales value. Data from CBRE shows that, at the end of December 2013, CAP rates to be positive. For U.S./West, CAP rates are the second lowest in the nation, consistently lower than national average, and at a two-year low.

Residential Real Estate. Residential real estate data is focused on California and the markets we serve, and is measured by tracking home sales (median prices, asking prices and type of sale) and home sale turnover (days on market, current inventory). Foreclosure activity, previously reported, has stabilized and has a lesser effect on the current residential market.

Results in sales activity, positive through 2013, were down in two of our markets in the first quarter of 2014. After drops in asking prices and median sales prices for several years through the end 2011, these increased in all our markets in 2012 and 2013. In the first quarter of 2014 compared to year end 2013, asking prices are 24% higher in Sacramento County, 6% lower in Sonoma County and 46% higher in Amador County (note that the number of listings in Amador is very low and the average can be skewed by one or two more expensive homes). The trend for median closed sales prices in somewhat negative. In Sacramento County, closed sales prices are down 5%; Sonoma County sales prices are up 14%; and Amador County sales prices are down 6%.

In Sacramento, after three months of reporting a sales inventory of less than one month, inventory increased to 30 days at December 2013 and to 39 days at the end of February 2014. Compared to 2012 the average number of sales per month dropped by 11% in 2013, and in the first quarter of 2014, the number of sales per months is 30% lower than 2013. Coupled with the slower sales activity, net inventory and average number of days on market are both up. After a low inventory of 25 days at the end of March 2013, the current number of Sacramento listings equals 61 days of inventory. Average days on market was 21 days in June 2013; this has increased to 39 days at the end of February 2014. Sonoma County results are similar. There were 51 days of inventory at the end of June 2013, compared to 91 days of inventory as of February 2014. Average days on market in Sonoma County was at a low of 61 days at the end of 2013 but has increased to 94 days in 2014.

5

In Sacramento, the ratio trend of conventional sales compared to short sales and OREO sales has been very positive. In January 2012 this ratio was almost even; conventional sales were 37% of total sales, short sales were 31% and OREO sales were 32%. The trend to conventional sales has been consistent for the past two years. During the first quarter of 2014, of 2,943 total sales, 81% were conventional sales, 12% were short sales and 7% were sales of OREO.

Although not regional data, US home sales and new home starts are an indicator of a generally improving housing economy. At the end of 2013 the US average price for a home sold was $197,700 compared to $180,200 at the end of 2012, an increase of 9.7%. In the first two months of 2014, average prices dropped by 4.4% to $189,000. In 2012, the number of new homes sold was 396,000, increasing to 441,000 in 2013 and the annualized figure of 441,000 as of February 2014 is relatively unchanged.

Employment. After an increase in unemployment to 11.4% in California in the second quarter of 2012, the rate dropped steadily to 9.6% at year-end 2012 and ended 2013 at 8.3%, the lowest rate in over two years. At the end of February, state unemployment increased to 8.5%, driven by an overall increase in the labor force. Compared to 18.5 million at the end of 2013, the state labor force was 18.6 million in February 2014. In terms of job growth (comparing February 2014 to year-end 2013), total employment in the State is up. At the end of February2014, statewide job growth was 75,000 jobs, a 0.44% increase over year-end 2013.

In the regions we serve, two of our markets (Sacramento County/MSA and Sonoma County-Santa Rosa MSA) continue to be at or below State unemployment figures, and Sonoma County has been less than the national average since the end of 2012. Over the same period, Amador County is consistently higher than the State. After dropping at year end 2013, all of our regions have higher unemployment in the first quarter of 2014. Similar to the State, job growth in 2014 is also positive in all of our markets. Through February 2014, in Sacramento County job growth has been 0.11%, Sonoma County is 0.35% and Amador County is 0.64%.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $603.7 million at March 31, 2014, compared to $592.8 million at December 31, 2013, and $587.3 million at March 31, 2013.

Net loans totaled $255.5 million at March 31, 2014, up from $251.7 million at December 31, 2013 and up from $245.5 million at March 31, 2013, with a portion of the increase offset by a decrease in nonperforming loans. Nonperforming loans decreased $2.9 million (60.4%) from $4.8 million at March 31, 2013 to $1.9 million at March 31, 2014. Nonperforming loans decreased $100,000 (5.0%) from $2.0 million at December 31, 2013. The decrease in nonperforming loans in the first quarter of 2014 was predominately the result of a loan returning to performing status.

The loan portfolio at March 31, 2014 included: real estate loans of $227.9 million (87% of the portfolio), commercial loans of $23.4 million (9% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $9.9 million (4% of the portfolio). The real estate loan portfolio at March 31, 2014 includes: investor commercial real estate loans of $105.2 million (46% of the real estate portfolio), owner-occupied commercial real estate loans of $86.3 million (38% of the real estate portfolio), construction and land development loans of $8.1 million (4% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $28.3 million (12% of the real estate loan portfolio).

6

NPAs include nonperforming loans and leases, other real estate owned, and repossessed assets. Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $9.4 million at March 31, 2014 from $9.5 million at year end 2013 and from $13.8 million at March 31, 2013. The NPAs to total assets ratio stood at 1.55% at the end of March of this year, down from 1.60% three months earlier and 2.34% one year ago.

Loans measured for impairment decreased to $26.4 million at the end of March 2014, compared to $27.0 million at December 31, 2013, and increased compared to the $24.5 million a year ago. Loans measured for impairment carried specific reserves of $1,638,000 at March 31, 2014 compared to $1,598,000 at December 31, 2013 and $1,733,000 at March 31, 2013. There was no provision for loan and lease losses for the first quarter of 2014 compared to a $100,000 provision for the first quarter of 2013. The Company had net recoveries of $26,000 in the first quarter of 2014 compared to net recoveries of $22,000 in the first quarter of 2013. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At March 31, 2014, specific reserves of $404,000 were recorded on nonperforming loans that were considered impaired compared to $398,000 at December 31, 2013 and $589,000 at March 31, 2013. In addition, there were three loans totaling $911,000, which are included in the $1.9 million of non-performing loans and leases, which have been modified and are considered troubled debt restructures at March 31, 2014. At March 31, 2013 there were 13 loans totaling $2.3 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals.

At March 31, 2014 and December 31, 2013, the Company had nine OREO properties totaling $6.6 million. This compares to 15 OREO properties totaling $8.9 million at March 31, 2013. During the first quarter of 2014, the Company sold two parcels of land in El Dorado County that abutted an existing OREO property for a $106,000 net gain without any adjustment required to the value of the existing OREO property. The Company continues to own the office building and land upon which the building is located but no longer owns the adjoining land.

At March 31, 2014 the OREO valuation allowance totaled $105,000. This compares to a valuation allowance of $105,000 at December 31, 2013 and $41,000 at March 31, 2013.

Investment securities, which include stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $279.6 million at March 31, 2014, up 0.9% from $277.2 million at December 31, 2013 and up 13.2% from $247.0 million at March 31, 2013. At March 31, 2014, the investment portfolio was comprised of 88% mortgage-backed securities issued by government sponsored entities, 10% obligations of states and political subdivisions, 1% corporate bonds, and 1% in FHLB Stock.

At March 31, 2014, total deposits were $500.9 million, compared to $483.7 million at December 31, 2013 and $470.9 million one year ago. Core deposits increased 10% to $409.6 million at March 31, 2014 from $373.8 million at March 31, 2013 and 5% from $391.5 million at December 31, 2013. The Company considers all deposits except time deposits as core deposits.

At March 31, 2014, noninterest-bearing demand deposits accounted for 31% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 28% and time certificates were 18% of total deposits. At March 31, 2013, noninterest-bearing demand deposits accounted for 30% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 27% and time certificates were 20% of total deposits.

7

Shareholders’ equity decreased to $85.9 million at March 31, 2014 compared to $92.7 million at March 31, 2013. The decrease was driven by an $8.5 million reduction of common stock, primarily due to shares of common stock repurchased under the Company’s 2013 and 2014 Stock Repurchase Programs, and a decrease in the unrealized gain on securities of $1.8 million that was partially offset by net income of $3.5 million. During the first quarter of 2014, the Company repurchased 330,838 shares of its common stock, at an average price of $9.80 per share, under the 2014 Stock Repurchase Program.

Net Interest Income

First quarter 2014, net interest income was up 12% to $4.7 million from $4.2 million in the first quarter of 2013. The net interest margin as a percentage of average earning assets was 3.60% in the first quarter of 2014, compared to 3.44% in the prior quarter and 3.53% in the first quarter of 2013. Interest income for the first quarter of 2014 increased 6% to $5.0 million from $4.7 million for the first quarter of 2013. Interest expense for the first quarter of 2014 decreased 25% to $304,000 from $407,000 for the first quarter of 2013.

The average yield on earning assets declined from 3.87% in the first quarter of 2013 to 3.83% for the first quarter of 2014. Much of the decline in yields can be attributed to the overall lower interest rate environment and an increase in average balances of lower yielding investment securities. Although the foregone interest on nonaccrual loans decreased in the first quarter of 2014 compared to the first quarter of 2013, it continues to have an impact on the net interest margin. During the first quarter of 2014, foregone interest income on nonaccrual loans was approximately $39,000, compared to foregone interest of $59,000 during the first quarter of 2013. The foregone interest had a 3 basis point negative impact on the yield on earning assets during the first quarter of 2014 compared to a 5 basis point negative impact during the first quarter of 2013.

The average balance of earning assets increased 8% from $495.5 million in the first quarter of 2013 to $536.7 million in the first quarter of 2014. While the increase in average earning assets was 8%, the largest increase occurred in the lower yielding investment securities, which has a negative impact on the overall yield. The increased deposits, along with a reduction in the nonearning cash balances were invested in loans and investment securities, however the increase in loans was just 2% and the increase in investment securities was 15%. This change contributed to the decrease in the yield on earning assets mentioned above.

When compared to the first quarter of 2013, average loan balances were up 2% to $258.9 million for the first quarter of 2014. The Company has continued to generate new loans and the production of these new loans in the first quarter has been outpacing loan payoffs. Compared to the first quarter of 2013, average investment securities were up 15% to $276.9 million during the first quarter of 2014.

The Company experienced an increase in average deposits from $468.5 million during the first quarter of 2013 to $490.9 million during the first quarter of 2014. Average non earning cash balances decreased from $45.5 million in the first quarter of 2013 to $21.6 million during the first quarter of 2014. Average borrowings decreased from $18.0 million during the first quarter of 2013 to $12.0 million during the first quarter of 2014.

Noninterest Income and Expense

Noninterest income for the first quarter of 2014 was $502,000, down 20% from $625,000 in the first quarter of 2013. The decrease in noninterest income was primarily related to proceeds of a life insurance policy on a former director, resulting in tax-free income of $118,000 in the first quarter of 2013.

8

Noninterest expense decreased 7% to $3.7 million for the first quarter of 2014 from $4.0 million in the first quarter of 2013. While there were many fluctuations in expense related items between 2013 and 2014 two areas of note would be a decrease in OREO related expense (including gain/loss on sale) from $305,000 in 2013 to ($1,000) in 2014 as well as salary related expenses decreasing $98,000 for the first quarter of 2014 compared to the first quarter of 2013. The negative OREO expense relates to the above mentioned $106,000 gain on sale of land exceeding the expense of maintaining the OREO properties. The decrease in salaries and benefits results from a lower number of full-time equivalent (FTE’s) employees. Average FTE’s decreased from 113 during the first quarter of 2013 to 101 during the first quarter of 2014. The fully taxable equivalent efficiency ratio for the first quarter of 2014 decreased to 69.45% from 80.98% for the first quarter of 2013.

Provision for Income Taxes

Federal and state income taxes for the quarter ended March 31, 2014 increased $390,000 from $145,000 in the first quarter of 2013 to $535,000 in the first quarter of 2014. The higher provision for taxes in 2014 compared to 2013 resulted from the Company realizing significantly less benefits of Enterprise Zone credits on our State tax return as the program has been significantly reduced, an increase in taxable income, and 2013 included tax-free income related to the life insurance benefit as discussed above.

Earnings Conference Call

The first quarter earnings conference call will be held Thursday, April 17, 2014 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and CEO, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#. A recording of the call will be available twenty-four hours after the call’s completion on https://www.AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

9

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	March 31,	December 31,	March 31,
ASSETS	2014	2013	2013
Cash and due from banks	$24,131	$17,948	$47,847
Interest-bearing deposits in banks	1,000	1,000	750
Investment securities	276,303	273,976	243,781
Loans & leases:
Real estate	227,885	222,625	212,053
Commercial	23,428	24,545	27,327
Lease financing	1,297	1,344	1,333
Other	8,548	8,892	10,915
Deferred loan and lease origination fees, net	(320)	(313)	(233)
Allowance for loan and lease losses	(5,373)	(5,346)	(5,903)
Loans and leases, net	255,465	251,747	245,492
Bank premises and equipment, net	1,523	1,500	1,798
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,248	3,248	3,254
Other real estate owned, net	6,621	6,621	8,946
Accrued interest receivable and other assets	19,082	20,392	19,072
	$603,694	$592,753	$587,261

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$155,860	$145,516	$141,259
Interest checking	62,086	59,042	54,941
Money market	137,492	135,169	126,309
Savings	54,195	51,733	51,289
Time deposits	91,259	92,230	97,058
Total deposits	500,892	483,690	470,856
Short-term borrowings	3,000	8,000	7,000
Long-term borrowings	8,000	8,000	11,000
Accrued interest and other liabilities	5,884	6,043	5,672
Total liabilities	517,776	505,733	494,528

SHAREHOLDERS’ EQUITY
Common stock	$57,898	$61,108	$66,353
Retained earnings	25,795	24,789	22,354
Accumulated other comprehensive income	2,225	1,123	4,026
Total shareholders’ equity	85,918	87,020	92,733
	$603,694	$592,753	$587,261

Ratios:
Nonperforming loans and leases to total loans and leases	0.72%	0.77%	1.91%
Net chargeoffs (recoveries) to average loans and leases (annualized)	-0.04%	0.25%	-0.04%
Allowance for loan and lease losses to total loans and leases	2.06%	2.08%	2.35%

American River Bank Capital Ratios:
Leverage Capital Ratio	11.70%	11.90%	12.65%
Tier 1 Risk-Based Capital Ratio	21.21%	22.01%	24.09%
Total Risk-Based Capital Ratio	22.46%	23.26%	25.35%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	11.66%	11.88%	12.80%
Tier 1 Risk-Based Capital Ratio	21.13%	21.95%	24.36%
Total Risk-Based Capital Ratio	22.38%	23.20%	25.62%
10

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	First
	Quarter	Quarter	%
	2014	2013	Change
Interest income	$4,996	$4,651	7.4%
Interest expense	304	407	(25.3)%
Net interest income	4,692	4,244	10.6%
Provision for loan and lease losses	0	100	n/a %
Total noninterest income	502	625	(19.7)%
Total noninterest expense	3,653	4,002	(8.7)%
Income before provision for income taxes	1,541	767	100.9%
Provision for income taxes	535	145	269.0%
Net income	$1,006	$622	61.7%

Basic earnings per share	$0.12	$0.07	71.4%
Diluted earnings per share	$0.12	$0.07	71.4%
Average diluted shares outstanding	8,341,843	9,220,617

Net interest margin as a percentage of
average earning assets	3.60%	3.53%

Operating Ratios:
Return on average assets	0.68%	0.43%
Return on average equity	4.69%	2.70%
Return on average tangible equity	5.78%	3.28%
Efficiency ratio (fully taxable equivalent)	69.45%	80.98%
11

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
Trailing Five Quarters
(Dollars in thousands, except per share data)
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2014	2013	2013	2013	2013
Interest income	$4,996	$4,922	$4,757	$4,551	$4,651
Interest expense	304	347	361	375	407
Net interest income	4,692	4,575	4,396	4,176	4,244
Provision for loan and lease losses	0	0	0	100	100
Total noninterest income	502	480	462	448	625
Total noninterest expense	3,653	3,741	3,536	3,612	4,002
Income before provision for income taxes	1,541	1,314	1,322	912	767
Provision for income taxes	535	424	429	260	145
Net income	$1,006	$890	$893	$652	$622

Basic earnings per share	$0.12	$0.10	$0.10	$0.07	$0.07
Diluted earnings per share	$0.12	$0.10	$0.10	$0.07	$0.07

Net interest margin as a percentage of average earning assets	3.60%	3.44%	3.44%	3.41%	3.53%

Average diluted shares outstanding	8,341,843	8,650,879	8,817,287	8,898,125	9,220,617
Shares outstanding-end of period	8,158,409	8,489,247	8,833,562	8,833,562	9,105,729

Operating Ratios (annualized):
Return on average assets	0.68%	0.58%	0.60%	0.45%	0.43%
Return on average equity	4.69%	3.97%	4.01%	2.87%	2.70%
Return on average tangible equity	5.78%	4.86%	4.92%	3.50%	3.28%
Efficiency ratio (fully taxable equivalent)	69.45%	73.01%	71.72%	76.85%	80.98%
12

American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended December 31,	2014			2013
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$258,851	$3,455	5.41%	$253,964	$3,642	5.82%
Taxable investment securities	249,605	1,338	2.17%	211,143	788	1.51%
Tax-exempt investment securities	27,160	267	3.99%	29,595	293	4.02%
Corporate stock	85	1	4.77%	17	—	0.00%
Interest-bearing deposits in banks	1,000	1	0.41%	750	1	0.54%
Total earning assets	536,701	5,062	3.83%	495,469	4,724	3.87%
Cash & due from banks	21,627			45,536
Other assets	43,447			50,811
Allowance for loan & lease losses	(5,458)			(5,860)
	$596,317			$585,956

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$194,534	$105	0.22%	$178,296	$128	0.29%
Savings	52,967	12	0.09%	51,284	24	0.19%
Time deposits	91,749	145	0.64%	97,118	179	0.75%
Other borrowings	12,011	42	1.42%	18,000	76	1.71%
Total interest bearing liabilities	351,261	304	0.35%	344,698	407	0.48%
Noninterest bearing demand deposits	151,681			141,764
Other liabilities	6,421			6,204
Total liabilities	509,363			492,666
Shareholders’ equity	86,954			93,290
	$596,317			$585,956
Net interest income & margin		$4,758	3.60%		$4,317	3.53%
13